Exhibit 4.25
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SHANDA GAMES LIMITED
M ACQUISITION CORPORATION
MOCHI MEDIA, INC.
JAMESON HSU
BOB IPPOLITO
WITH RESPECT TO ARTICLES VIII, IX, and X ONLY
SHASTA VENTURES II, L.P. AS SHAREHOLDER REPRESENTATIVE
AND US BANK NATIONAL ASSOCIATION, AS ESCROW AGENT
Dated as of December 30, 2009

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 30, 2009 by and among Shanda Games Limited, a Cayman Islands company (“Parent”), M Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Mochi Media, Inc., a Delaware corporation (the “Company”), Jameson Hsu and Bob Ippolito (each a “Founder,” and collectively, the “Founders”), with respect to Article VIII, Article IX and Article X hereof only, Shasta Ventures II, L.P. as shareholder representative (the “Shareholder Representative”) and, only as to Article VIII, Article IX and Article X, US Bank National Association, as Escrow Agent (the “Escrow Agent”).
RECITALS
A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”), and, in furtherance thereof, have approved this Agreement and the Merger.
B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Company Common Stock (as defined below) and all of the issued and outstanding shares of Company Preferred Stock shall be converted into the right to receive, upon the terms set forth herein, an amount in cash.
C. The Company and the Founders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
D. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed into escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.
E. Concurrently with the execution and delivery of this Agreement, each of the Founders is entering into a Stock Consideration Agreement substantially in the form attached hereto as Exhibit A (collectively, the “Stock Consideration Agreements”), pursuant to which each Founder is agreeing, among other things, (i) to receive Parent Ordinary Shares in substitution for a portion of the cash consideration they would otherwise receive pursuant to Section 2.6(a) under this Agreement (such shares, the “Founder Stock Consideration”) and (ii) to certain terms relating to the vesting schedule of a portion of the Founder Stock Consideration such Founder receives at Closing.
F. Immediately following the execution of this Agreement, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby by such holders of the issued and outstanding shares of Company Capital Stock (as defined below), including, without limitation, the individuals set forth on Schedule 6.6(a), sufficient to adopt and approve this Agreement and approve the Merger as required under (1) Delaware Law (as defined below) and (2) the Company’s certificate of incorporation and bylaws (the “Initial Shareholder Approval”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
(a) “Action or Proceeding” shall mean any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
(b) “ADSs” shall mean the American Depositary Shares of Parent tradable upon the Nasdaq Global Select Market (“Nasdaq”).
(c) “Affiliate” shall mean, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls ten percent (10%) or more of the equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, and (iii) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
(d) “Aggregate Consideration Amount” shall mean an amount equal to (i) Eighty Million United States Dollars ($80,000,000) minus (ii) the amount of the Excess Third Party Expenses identified as of the time of the Closing and minus (iii) the Restricted Stock Unit Value.
(e) “Approval” shall mean any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.
(f) “Assets and Properties” shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
(g) “Associate” shall mean, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
(h) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in either of (i) San Francisco, California, United States or (ii) Shanghai, People’s Republic of China are authorized or obligated by Law or Order to close.

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(j) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock, if any, of the Company, taken together.
(k) “Company Common Stock” shall mean shares of common stock, par value $0.00001 per share, of the Company.
(l) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan but excluding any Employee Agreements.
(m) “Company Financials” shall mean the Unaudited Financial Statements and the Interim Financial Statements.
(n) “Company Intellectual Property” shall mean any Intellectual Property owned by the Company.
(o) “Company Material Adverse Effect” shall mean any change, event, effect, occurrence or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company taken as a whole, except for any such changes, events, effects, occurrences or circumstances primarily resulting from (i) changes affecting the United States or world economy generally that do not disproportionately impact the Company, (ii) changes or events affecting the industry in which the Company operates generally that do not disproportionately impact the Company relative to other participants in the Company’s industry, (iii) changes in U.S. GAAP or international accounting standards, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact the Company or (vi) the announcement or pendency of the Merger.
(p) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock listed on Section 3.3(c) of the Disclosure Schedule held by any employee, consultant or director of the Company.
(q) “Company Preferred Stock” shall mean shares of preferred stock, par value $0.00001 per share, of the Company.
(r) “Contract” shall mean any binding written or oral mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.
(s) “DOL” shall mean the United States Department of Labor.

(t) “Eligible Stock” shall mean each outstanding share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares).
(u) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
(v) “Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
(w) “Environment” shall mean air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.
(x) “Environmental Law” shall mean any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.
(y) “Equity Equivalents” shall mean any securities that, by its terms, is or may be exercisable, convertible or exchangeable for or into Company Common Stock, Company Preferred Stock or any other security of the Company.
(z) “ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, and the regulations issued thereunder.
(aa) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
(bb) “Escrow Amount” shall mean, with respect to each share of Eligible Stock held by a Shareholder, an amount equal to the quotient obtained by dividing (i) the Total Escrow Amount, by (ii) the number of shares of Eligible Stock issued and outstanding immediately prior to the Effective Time.
(cc) “Exchange Act” shall mean the United States Securities Exchange Act of 1933, as amended
(dd) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
(ee) “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.
(ff) “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(gg) “Hazardous Material” shall mean: (i) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (iii) any other chemical, material, substance or waste which is regulated by any Governmental Entity or which could constitute a nuisance.
(hh) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
(ii) “Holdback Shares” shall have the meaning set forth in the Stock Consideration Agreements.
(jj) “Income Tax” shall mean: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. §1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return or any Contract; or (iii) any Liability to any Person for any amount described in the immediately preceding clause (i) or (ii) as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.
(kk) “Indebtedness” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above of any other Person.
(ll) “Intellectual Property” shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of (and all rights to apply for and register) patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.
(mm) “Interim Financial Statement Date” shall mean November 30, 2009.

(nn) “Interim Financial Statements” shall mean the unaudited balance sheet of the Company as of the Interim Financial Statement Date, and the related unaudited statements of operations and cash flows for the eleven-month period ended on such date.
(oo) “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(pp) “Internal Revenue Service” shall mean the United States Internal Revenue Service.
(qq) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.
(rr) “Investment Assets” shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.
(ss) “knowledge” or “known” shall mean, with respect to the Company, the actual knowledge of Jameson Hsu, Bob Ippolito, Justin Wong and Josh Larson after reasonable inquiry of those persons employed by the Company with administrative or operational responsibility for such matter.
(tt) “Law” or “Laws” shall mean any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.
(uu) “Liability” shall mean all Indebtedness, obligations and other liabilities of a Person of any kind, character or description, whether know or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(vv) “License” shall mean any contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).
(ww) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
(xx) “Open Source Software” shall mean any software, program, module, code, library, database, driver or similar component (or portion thereof) (“Software”) that meets one or more of the following criteria: (i) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of Law or otherwise; (ii) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed; (iii) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license); or (iv) subject to, distributed, transmitted, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

(yy) “Option Exchange Ratio” shall mean the quotient (rounded to the fourth decimal point) obtained by dividing (A) the Per Share Amount by (B) the Trading Price.
(zz) “Option Plan” shall mean the Company’s 2007 Stock Plan, as amended to date.
(aaa) “Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).
(bbb) “Other Tax” shall mean (i) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), or (ii) any Liability to any Person for amounts described in clause (i) above as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.
(ccc) “Parent Material Adverse Effect” shall mean any change, event, effect, occurrence or circumstance that is materially adverse to the business, assets, financial condition or results of operations of Parent taken as a whole, except for any such changes, events, effects, occurrences or circumstances resulting primarily from (i) changes affecting the United States or world economy generally that do not disproportionately impact Parent, (ii) changes or events affecting the industry in which Parent operates generally that do not disproportionately impact Parent relative to other participants in Parent’s industry, (iii) changes in U.S. GAAP or international accounting standards, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact Parent or (vi) the announcement or pendency of the Merger.
(ddd) “Parent Ordinary Shares” shall mean the Class A ordinary shares, par value $0.01 per share, of Parent.
(eee) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
(fff) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(ggg) “Per Share Amount” shall mean an amount equal to the Aggregate Consideration Amount divided by the Total Outstanding Shares.
(hhh) “Permitted Liens” shall mean (i) statutory liens for taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods.

(iii) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
(jjj) “Pro Rata Portion” shall mean, with respect to each Shareholder (other than a Shareholder holding Dissenting Shares who does not effectively withdraw or lose such Shareholder’s dissenter’s rights as contemplated by Section 2.7 hereof), an amount equal to the quotient of (i) the portion of the Aggregate Consideration Amount payable to such Shareholders in respect of Eligible Stock pursuant to Section 2.6(a) (including, for the avoidance of doubt, for each Founder, the portion of the Aggregate Consideration Amount payable to such Founder that will be settled pursuant to the grant of Parent Ordinary Shares and restricted stock units covering Parent Ordinary Shares (the “Equity Awards”) as provided in the Stock Consideration Agreements) divided by the portion of the Aggregate Consideration Amount payable to all Shareholders in respect of Eligible Stock pursuant to Section 2.6(a) (including, for the avoidance of doubt, the portion of the Aggregate Consideration Amount payable to the Founders that will be settled pursuant to the grant of Parent Ordinary Shares and restricted stock units covering Parent Ordinary Shares as provided in the Stock Consideration Agreements), in each case excluding such portion of the Aggregate Consideration Amount that would otherwise be delivered to Shareholders if they had not effectively withdrawn or lost their dissenters’ rights as contemplated by Section 2.7 hereof.
(kkk) “PTO” shall mean the United States Patent and Trademark Office.
(lll) “Registered Intellectual Property” shall mean all United States, international, foreign and other non-United States: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.
(mmm) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.
(nnn) “Restricted Stock Unit Value” shall mean $3,800,000.
(ooo) “SEC” shall mean the United States Securities and Exchange Commission.
(ppp) “Securities Act” shall mean the United States Securities Act of 1933, as amended.
(qqq) “Shareholder” shall mean any holder of any Eligible Stock immediately prior to the Effective Time.
(rrr) “Shareholder Representative Escrow Amount” shall mean an amount in cash equal to One Hundred Thousand United States Dollars ($100,000).

(sss) “Site” shall mean any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.
(ttt) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.
(uuu) “Tax Laws” shall mean the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.
(vvv) “Tax Return” shall mean any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.
(www) “Tax” or “Taxes” shall mean Income Taxes and/or Other Taxes, as the context requires.
(xxx) “Taxing Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.
(yyy) “Total Escrow Amount” shall mean an amount in cash equal to Eight Million United States Dollars ($8,000,000).
(zzz) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock plus the maximum aggregate number of such shares issuable upon full exercise, exchange or conversion of all options, warrants and any other rights, whether vested or unvested, convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.
(aaaa) “Trading Price” shall mean an amount equal to one-half (1/2) of the average closing sale price of one ADS as reported on Nasdaq for the fifteen (15) consecutive trading days ending on the last trading day prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
(bbbb) “Unaudited Financial Statements” shall mean the unaudited consolidated balance sheets of the Company for each of the fiscal years ended December 31, 2007 and December 31, 2008, respectively, and the related statements of operations, cash flow and stockholders’ equity for each of the fiscal years then ended.
(cccc)“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Interpretations.
(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.
(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries, if any.
(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.
ARTICLE II
THE MERGER
2.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following the date upon which all of the conditions set forth in Article VII hereof, other than those that by their nature may only be satisfied or waived at the Closing, have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California 94304, U.S.A., unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions under Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4 Certificate of Incorporation and Bylaws.
(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Mochi Media, Inc.”
(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that any express references to the name of Sub in such bylaws shall be amended to refer to “Mochi Media, Inc.”
2.5 Directors and Officers.
(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, except that Parent shall remove one such director and shall appoint, effective as of the Effective Time, Jameson Hsu to serve in his place, each to hold the office of director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor has been duly elected and qualified.
(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders, the following shall occur:
(i) Merger Consideration Available at Closing. Subject to the terms set forth in Sections 2.6(a)(ii) and 2.8 hereof and, with respect to the Founders, the terms of the Stock Consideration Agreements, at the Closing each share of Company Common Stock and each share of Company Preferred Stock that constitutes, in each case, Eligible Stock will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock that is Eligible Stock or Company Preferred Stock that is Eligible Stock, an amount of cash equal to the Per Share Amount.

(ii) Escrow Amount. At Closing, notwithstanding anything to the contrary set forth in this Agreement, Parent will (A) withhold from the cash portion of the Aggregate Consideration Amount otherwise payable to each Shareholder such Shareholder’s Pro Rata Portion of the Total Escrow Amount and the Shareholder Representative Escrow Amount, other than the Founders, who, with respect to their Pro Rata Portion of the Total Escrow Amount (but not with respect to their Pro Rata Portion of the Shareholder Representative Escrow Amount which they will deliver in accordance with the following clause (C)) will contribute their Holdback Shares (as defined in the Stock Consideration Agreement) to be held by the Secretary of Parent as security for the indemnification obligations set forth in Article VIII (such cash amount, with respect to the Total Escrow Amount, the “Cash Escrow Amount”) and (B) will deliver such Cash Escrow Amount to the Escrow Agent to be held by the Escrow Agent as security for the indemnification obligations under Article VIII and (C) will deliver their respective Pro Rata Portions of the Shareholder Representative Escrow Amount to the Shareholder Representative who agrees to use such funds solely to pay Shareholder Representative Expenses and further agrees to return any portion of the Shareholder Representative Escrow Amount not used to pay Shareholder Representative Expenses to the Shareholders, pro rata based upon their contributions thereto upon the payment of all amounts from the Escrow Fund. Prior to the Effective Time, the Shareholder Representative may arrange for a third party financial institution (including an escrow agent) to hold the Shareholder Representative Escrow Amount in accordance with the preceding sentences and, upon doing so, may (i) direct that the Shareholder Representative Escrow Amount be delivered to such financial institution rather than the Shareholder Representative as well as (ii) pay any expenses incurred in arranging for such third party financial institution to hold and disburse the Shareholder Representative Escrow Amount from the Shareholder Representative Escrow Amount. Any cash and all interest and other amounts earned on the Cash Escrow Amount are referred to herein as the “Escrow Fund.” Distributions of any cash from the Escrow Fund shall be governed by the terms set forth in Article VIII. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of all the arrangements relating to the Escrow Fund and the Shareholder Representative Escrow Amount, including, without limitation, the appointment of the Shareholder Representative.
(iii) Limitation. Notwithstanding anything set forth in this Section 2.6(a), any unexpired and unexercised Company Options shall be treated as provided for in Section 2.6(b) hereof, any Company Capital Stock held by the Company shall be treated as provided for in Section 2.6(c) hereof, and any Dissenting Shares will be treated as set forth in Section 2.7 hereof.
(b) Treatment of Company Options and Company Restricted Stock.
(i) Substitution of Company Options.
(1) As soon as practicable following the Closing, but effective as of the Effective Time, and without any action on the part of the holders of any shares of Company Options, each Company Option that is issued and outstanding immediately prior to the Effective Time, other than the Terminated Company Options, whether or not then exercisable (the “Substituted Options”) shall be replaced by Parent with a substitute option to purchase Parent Ordinary Shares (a “Parent Option”) as set forth below. Each holder of a Substituted Option shall receive a substitution agreement from Parent within 20 Business Days following the Effective Time, which substitutes a Parent Option for the Substituted Option. Each Substituted Option which is substituted for shall be canceled with no further force or effect.
(2) Notwithstanding the foregoing, each Company Option that is held by a person who will not be an employee of, or a consultant to, Parent or any Subsidiary of the Parent as of the Effective Time (such Company Options, the “Terminated Company Options”) shall not be substituted for by Parent pursuant to this Section 2.6(b) but shall, effective as of the Effective Time, be cancelled and terminate and be without further force and effect.

(3) After substitution of a Parent Option for a Substituted Option, (a) each Parent Option substituted for a Substituted Option shall be exercisable for that whole number of Parent Ordinary Shares (rounded down to the nearest whole number of Parent Ordinary Shares) equal to the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such Substituted Option immediately prior to the Effective Time, multiplied by (y) the Option Exchange Ratio, (b) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Substituted Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Substituted Option was exercisable immediately prior to the Effective Time, by (y) the Option Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent), and (c) for each Substituted Option, the term, post-termination exercise period and vesting schedule of each Parent Option shall be substantially similar to that of the corresponding Substituted Option provided, however, that the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 409A of the Code. It is the intention of the parties that each Parent Option substituted for a Substituted Option shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent such Substituted Option qualified as an incentive stock option prior to the Effective Time.
(4) Except as provided in Section 2.6(b)(i)(3) above, each Substituted Option substituted for by Parent shall be exercisable and administered upon the same terms and conditions as a standard Parent Option; provided, however, that if the substitution of a Substituted Option (whether an incentive stock option or a nonstatutory stock option) would constitute a modification, extension or renewal, as defined in Section 424 of the Code and related Treasury Regulations, if such Substituted Option were an incentive stock option as defined in Section 422 of the Code, then the term or condition of each Parent Option (whether an incentive stock option or a nonstatutory stock option) that would constitute such a modification, extension or renewal if the Parent Option was an incentive stock option shall not apply; provided, further, that no “claw back” or forfeiture provision shall apply to the Parent Options substituted for the Substituted Options other than the vesting terms thereof.
(5) Parent has filed a registration statement on Form S-8 registering a number of Parent Ordinary Shares sufficient to cover the Parent Ordinary Shares issuable upon the exercise of all Parent Options substituted for the Substituted Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.
(6) Parent has filed a registration statement on Form F-6 registering a number of ADSs sufficient to cover the conversion of all Parent Ordinary Shares issuable upon the exercise of all Parent Options into ADSs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.
(ii) Company Notice. Prior to the Effective Time, and subject to the review and approval of Parent (not to be unreasonably withheld), the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.6(b)(ii) under the Option Plan and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby. Materials to be submitted to the holders of Company Options in connection with the notice required under this Section 2.6(b)(ii) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned.
(c) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company immediately prior to the Effective Time, if any, shall be cancelled and extinguished as of the Effective Time.

(d) Withholding Taxes. The Company, or on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax Law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from that portion of the Aggregate Consideration Amount payable to the Shareholder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(e) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
2.7 Dissenting Shares.
(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with Delaware Law (or, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code (“California Law”)), and who, as of the Effective Time, has not effectively withdrawn or lost such holder’s dissenters’ rights (the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration set forth in Section 2.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and, if applicable, California Law.
(b) Notwithstanding the provisions of Section 2.7(a) hereof, if any holder of Dissenting Shares who is otherwise entitled to exercise dissenters’ rights under Delaware Law and/or California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under Delaware Law and California Law then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.6 hereof, without interest thereon, upon surrender of the certificate representing such shares in accordance with the terms of Section 2.8 hereof.
(c) The Company shall give Parent (i) prompt notice of any written demand for the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments served to or received by the Company pursuant to the applicable provisions of Delaware Law or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (1) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, or (2) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((1) and (2) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made.

2.8 Surrender of Certificates.
(a) Payment Agent. The Secretary of Parent, or a Person selected by Parent, shall serve as the exchange agent (the “Payment Agent”) for the Merger.
(b) Parent to Provide Cash. At the Closing Date, Parent shall make available to the Payment Agent for exchange in accordance with this Article II, an amount of cash equal to the amount of the Aggregate Consideration Amount payable at the time of Closing pursuant to Section 2.6 hereof in exchange for outstanding shares of Eligible Stock.
(c) Exchange Procedures. Following the Effective Time, Parent or the Payment Agent shall mail a letter of transmittal to each Shareholder at the address set forth opposite each such person’s name on the Spreadsheet (as defined below). After receipt of such letter of transmittal and any other customary documents that Parent or the Payment Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Eligible Stock (the “Company Certificates”) to the Payment Agent for cancellation together with duly completed and validly executed Exchange Documents. Until so surrendered, each Company Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Aggregate Consideration Amount provided for in Section 2.6(a). No portion of the Aggregate Consideration Amount owed hereunder will be paid to the holder of any unsurrendered Company Certificate with respect to shares of Eligible Stock formerly represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate and the Exchange Documents pursuant hereto. Upon surrender of a Company Certificate for cancellation to the Payment Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms hereof, the holder of such Company Certificate shall be entitled to receive from the Payment Agent in exchange therefor the cash payment to which such holder is entitled pursuant to Section 2.6(a) hereof (less such holder’s respective portion of the Total Escrow Amount to be placed in escrow pursuant to Section 2.6(a)(ii) hereof).
(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Payment Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.9 No Further Ownership Rights in Company Capital Stock. The cash paid in respect of the surrender for exchange of shares of Eligible Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Eligible Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Eligible Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
2.10 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates with respect to Eligible Stock shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may direct, or (b) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
2.12 Adjustments to Merger Consideration. The amounts payable to the shareholders of the Company pursuant to Section 2.6(a), and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS
The Company and, severally and not jointly, each of the Founders hereby represent and warrant (it being understood, without limiting the rights of the Indemnified Parties set forth in Article VIII hereof, that solely with respect to the Founders, such representations and warranties are given by the Founders only to such Founder’s knowledge) to Parent and Sub as of the date hereof and as of the Effective Time as though made at the Effective Time (except for any representation or warranty that is made as of a specific earlier date, which representation or warranty shall be true as of such date), subject to such exceptions as are specifically disclosed in the Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection, of this Article III to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article III; provided, however, that each disclosure shall also provide exceptions to any other section hereof where it is reasonably apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section) delivered by the Company to Parent concurrently with the execution of this Agreement and dated as of the date hereof (the “Disclosure Schedule”) as follows:
3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted, and to own, use, license and lease its Assets and Properties. The Company is duly qualified or licensed to do business, and is in good standing as a foreign corporation, in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business as presently conducted, makes such qualification or licensing or good standing necessary. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified or licensed, and separately lists each other state or country in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize the execution and delivery of the Agreement (other than the Initial Shareholder Approval and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
3.3 Capital Stock.
(a) The authorized capital stock of the Company consists only of 24,000,000 shares of Company Common Stock, of which 10,092,206 shares are issued and outstanding as of the date hereof, and 9,597,561 shares of Company Preferred Stock. Of the Company Preferred Stock: (i) 4,097,561 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), all of which are issued and outstanding as of the date hereof; and (ii) 5,500,000 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”), 5,222,841 of which are issued and outstanding as of the date hereof. As of the date hereof, the Company has reserved 4,097,561 shares of Company Common Stock for issuance upon conversion of outstanding shares of Series A Preferred Stock and 5,222,841 shares of Company Common Stock for issuance upon conversion of outstanding shares of Series B Preferred Stock. As of the date hereof, the Company has reserved 3,521,409 shares of Company Common Stock for issuance under the Option Plan, 92,206 of which have been issued pursuant to the exercise of options granted under the Option Plan, 2,342,512 of which are subject to outstanding options granted under the Option Plan and 1,086,691 of which remain available for issuance under the Option Plan. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities laws. Except as set forth above or in Section 3.3(a) of the Disclosure Schedule, no shares of Company Capital Stock are authorized or reserved for issuance.
(b) With respect to any share of Company Capital Stock that has been issued subject to a repurchase option on the part of the Company, risk of forfeiture or other similar condition (the “Restricted Company Stock”), Section 3.3(b) of the Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby as of the date hereof. As of the Closing, the Company shall not have any outstanding shares of Restricted Company Stock, other than those that will accelerate in full at the Effective Time pursuant to their terms (including as such terms may be amended by the Company in connection with the Merger).
(c) Section 3.3(c) of the Disclosure Schedule sets forth a list of all outstanding Company Options and any other Equity Equivalents, and all agreements, arrangements or understandings (written or oral) relating thereto. All Company Options and any other Equity Equivalents were issued in compliance with all applicable federal, state and foreign securities laws.

(d) Except for the capital stock described in Section 3.3(a) and the Company Options and Equity Equivalents set forth in Section 3.3(c) of the Disclosure Schedule, there are no shares of Company Capital Stock or other securities of the Company issued or outstanding and there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock or other securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no preemptive rights or agreements, arrangements or understandings (written or oral) to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement (written or oral) to which the Company is a party or by which it is bound and there are no agreements, arrangements or understandings (written or oral) to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Capital Stock or Equity Equivalents.
(e) True and complete copies of the forms of all agreements and instruments relating to or issued under the Option Plan have been made available to Parent and all grants or issuances as set forth in Section 3.3(e) of the Disclosure Schedule and made under or pursuant to the Option Plan have been made pursuant to such forms. None of the foregoing agreements and instruments have been amended, modified or supplemented, and there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. Except as set forth in Section 3.3(e) of the Disclosure Schedule, the Company is not a party or subject to any agreement, arrangement or understanding (written or oral), and, to the Company’s knowledge, there is no agreement, arrangement or understanding (written or oral) between or among any Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any shares of Company Capital Stock, including any voting trust agreement or proxy. The Company does not have any debt securities issued and outstanding.
(f) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.
3.4 No Subsidiaries. The Company has and has had (and prior to the Closing will have) no Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.
3.5 Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company as of the date hereof, are listed in Section 3.5 of the Disclosure Schedule.
3.6 No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:
(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;
(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.6(b) of the Disclosure Schedule, if any, conflict with, or result in a violation or breach of, any Law or Order applicable to the Company or any of its Assets and Properties; or

(c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.6(c) of the Disclosure Schedule, if any, (i) conflict with in any material respect, or result in a material violation or material breach of, (ii) constitute a material default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any material increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company’s Assets and Properties is bound.
3.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been made available to Parent prior to the execution of this Agreement and are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, directors, and committees of the Board of Directors of the Company from the date of the Company’s incorporation through the date hereof. The Company has, prior to the execution of this Agreement, made available to Parent true and complete copies of its certificate of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provision of its certificate of incorporation or bylaws, both as amended through the date hereof.
3.8 Company Financial Statements.
(a) Attached to Section 3.8(a) of the Disclosure Schedule is a true, correct and complete copy of the Company Financials. The Company Financials are accurate and complete in all material respects, and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the Company Financials do not contain footnotes. Since January 1, 2009, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.
(b) The Company has at all times made and kept accurate books and records.
3.9 Absence of Changes. Since the Interim Financial Statement Date to the date hereof, there has not been any Company Material Adverse Effect or any occurrence or event that, individually or in the aggregate would be reasonably expected to have any Company Material Adverse Effect. In addition, without limiting the generality of the foregoing, except as expressly required by this Agreement since the Interim Financial Statement Date:
(a) except as set forth in Section 3.9(a) of the Disclosure Schedule, the Company has not entered into any Contract, commitment or transaction or incurred any Liability outside of the ordinary course of business consistent with past practice;
(b) the Company has not entered into, approved or resolved to enter into any agreement relating to the acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c) the Company has not altered or entered into any Contract or other commitment to alter, its debt or equity interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest (or any right to acquire any interest) on the date hereof;
(d) the Company has not entered into any strategic alliance, joint development or joint marketing Contract;
(e) there has not been any amendment or other modification (or agreement to do so), or any violation by the Company or (to the knowledge of the Company) by any other party thereto of any of the Material Contracts set forth or described in the Disclosure Schedule in any material respect;
(f) the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than in the case of officers, expense reimbursements in the ordinary course of business consistent with past practice;
(g) the Company has not made or entered into any agreement to make any loan to any employee, consultant, director, officer of any other Person;
(h) no Action or Proceeding has been commenced or threatened by or, to the knowledge of the Company, against the Company;
(i) the Company has not declared or set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalent, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalent, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Equity Equivalent, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Capital Stock or Equity Equivalent, except repurchases of Company Capital Stock pursuant to agreements with employees of the Company, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;
(j) there has not been any amendment to the Company’s certificate of incorporation or bylaws;
(k) there has not been any transfer (by way of a License or otherwise) to any Person of any right to any Company Intellectual Property;
(l) the Company has not made or agreed to make any disposition or sale of, waiver of any right to, license or lease of, or incurrence of any Lien on, any Asset and Property of the Company, other than dispositions of inventory or non-exclusive licenses of products to Persons in the ordinary course of business of the Company consistent with past practice;
(m) the Company has not made or agreed to make any purchase of any Asset and Property of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice, and (ii) other acquisitions in an amount not exceeding ($10,000) in the case of any individual item or ($50,000) in the aggregate;
(n) the Company has not made or agreed to make any capital expenditure or commitment for additions to property, plant or equipment constituting capital assets in an amount exceeding ($10,000) in the case of any individual item or ($50,000) in the aggregate;

(o) the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding ($10,000) in the case of any individual item or ($50,000) in the aggregate;
(p) the Company has not made or agreed to make payment, discharge or satisfaction, in an amount exceeding ($10,000) in any one case or ($50,000) in the aggregate, of any claim or Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;
(q) the Company has not failed to pay or otherwise satisfy any Liability of the Company presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, both individually and in the aggregate, are immaterial in amount;
(r) the Company has not incurred any Indebtedness or guaranteed any Indebtedness, or sold any debt securities of the Company or guaranteed any debt securities of any other Person;
(s) the Company has not granted or paid or made any commitment to pay any severance or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been made available to Parent or its counsel and the terms of which are disclosed in Section 3.9(s) of the Disclosure Schedule;
(t) the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;
(u) the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company, in each case in amounts, on terms, and of a type consistent with the Company’s past practices) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;
(v) the Company has not established or modified any target, goal, pool or similar provision under, or any salary range, increased guideline or similar provision in respect of, any Company Employee Plan, Employee Agreement or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;
(w) the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Company Employee Plan or Employee Agreement;
(x) the Company has not paid or agreed or made any commitment to pay any discretionary or stay bonus;
(y) the Company has not (i) made, changed or rescinded any material election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, (ii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any Taxing Authority or otherwise;

(z) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);
(aa) other than in the ordinary course of business, the Company has not made any representation or proposal to, or engaged in any substantive discussion with, any holder (or any representative of any holder) of any Indebtedness, or to or with any Person which has issued a letter of credit which benefits the Company;
(bb) the Company has not commenced or terminated, or made any change in, any line of business;
(cc) the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;
(dd) the Company has taken all action required (i) to procure, maintain, renew, extend or enforce any of its Registered Intellectual Property (such Registered Intellectual Property, the “Company Registered Intellectual Property”), including submission of required documents or fees during the prosecution of patent, trademark or other applications for such Company Registered Intellectual Property right, and (ii) to protect, maintain or enforce all other Company Intellectual Property owned by or exclusively licensed to the Company;
(ee) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in an amount exceeding ($10,000) in the case of any individual item or ($50,000) in the aggregate; and
(ff) the Company has not repurchased, cancelled, accelerated or modified the terms of any share of Company Capital Stock, any Company Option, any Equity Equivalent or other financial instrument that derives value from its convertibility into Company Capital Stock or any Equity Equivalent.
3.10 No Undisclosed Liabilities. The Company has no Liabilities which would be required to be reflected or reserved on a balance sheet prepared in accordance with U.S. GAAP, or reflected or reserved in any footnotes thereto, except for Liabilities reflected or reserved against in the Company Financials, liabilities incurred in the ordinary course of business consistent with past practice since the Interim Financial Statement Date or Liabilities incurred in connection with the transactions contemplated hereby that are Third Party Expenses.
3.11 Taxes.
(a) All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed (including any extensions), and each such Tax Return is true, complete and correct and correctly and completely reflects Tax Liability and all other information required to be reported thereon. All Taxes due and payable by the Company, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been timely paid in full or fully accrued on the balance sheet included in the Company Financials and are otherwise appropriately and fully reflected in the Company Financials to the extent applicable to the periods covered thereby, and to the extent applicable to periods after those covered by the Company Financials, have been fully accrued and adequately and fully reflected in the books and records of the Company in the ordinary course of business consistent with past practice. The Company has disclosed on its Tax Returns all positions (if any) that could give rise to a substantial understatement penalty under Section 6662 of the Internal Revenue Code.

(b) The Company has incurred no Liability for Taxes other than in the ordinary course of business. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the balance sheet included in the Interim Financial Statements, and (ii) will not exceed such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.
(c) The Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or third party.
(e) The Company has not received any demand for payment or notice of assessment of, and does not have knowledge of any action by any Taxing Authority in connection with assessing, additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax Liability of the Company (i) threatened, claimed, raised or assessed by any Taxing Authority and (ii) to the Company’s knowledge, no basis exists for any such claim or dispute. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due and payable. Section 3.11(e) of the Disclosure Schedule lists those Tax Returns, if any, of the Company that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company that currently are the subject of audit or examination. The Company has made available to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since the inception of the Company.
(f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return required to be filed by, or which includes or is treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company.
(g) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.
(h) The Company has no liability for any Tax of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
(i) The Company has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method.
(j) The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.
(k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that could be treated as a partnership for federal, state, local or foreign Income Tax purposes.

(l) There is no Contract, agreement or arrangement to which the Company is a party, including the provisions of this Agreement, covering any current or former employee of the Company which, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 280G and Section 404 of the Internal Revenue Code or that would require payment of an excise tax under Section 4999 of the Internal Revenue Code.
(m) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the transactions contemplated by this Agreement.
(o) Except as set forth in Section 3.11(n) of the Disclosure Schedule, the Company does not have, nor has ever had, a permanent establishment in any country other than the United States, and has not engaged in a trade or business in any country other than the United States that subjected the Company to any Taxes in such country.
(p) The Company has not participated in or cooperated with any international boycott and has not been requested to do so in connection with any transaction or proposed transaction.
(q) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treas. Reg. § 1.6011-4(b)(2).
(r) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Internal Revenue Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Internal Revenue Code and Internal Revenue Service Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company, in good faith, determined to be equal to the fair market value of a share of Company Common Stock on the date of grant.

3.12 Legal Proceedings. There is no Action or Proceeding pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Assets and Properties. There is no fact or circumstance known to the Company that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Assets and Properties. The Company has not received notice, and does not otherwise have knowledge of, any Order outstanding against the Company.
3.13 Compliance with Laws and Orders. Neither the Company nor, to the Company’s knowledge, any of its directors, officers, Affiliates, agents or employees in his, her or its capacity as such has violated in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, and the Company is not aware of any such claim of violation, or of any such actual violation, of any such Law or Order by the Company since the incorporation of the Company.
3.14 Employee Benefit Plans and Compensation.
(a) Company Employee Plans and Employee Agreements. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.
(b) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material Employee communications relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent Internal Revenue Service (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under, is not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Internal Revenue Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Internal Revenue Code. No “prohibited transaction,” within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the knowledge of the Company or any ERISA Affiliates, threatened by the Internal Revenue Service, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Internal Revenue Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code
(e) No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(f) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Internal Revenue Code.
(g) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.
(h) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its Employees. The Company does not have any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(i) Effect of Transaction. Except as set forth in Section 3.14(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Internal Revenue Code.
(j) Parachute Payments. Except as set forth in Section 3.14(j) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Section 3.14(j) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) as determined as of the date hereof.
(k) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local Laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s and any ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.14(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an “employee”, or with respect to any Employee leased from another employer.
(l) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened, or reasonably anticipated. The Company does not have knowledge of any activities or proceedings of any labor union to organize any current Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company or has not incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

(m) No Interference or Conflict. To the knowledge of the Company, no shareholder, director, officer, employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
(n) No International Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.
(o) Certain Employee Matters. Section 3.14(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary and target bonus, (ii) the date of hire, (iii) accrued vacation days, (iv) leave status (including type of leave, expected return date for non disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) any known performance issues, improvement or disciplinary actions contemplated or pending against such employee, (viii) accrued sick days for current calendar year, (ix) relevant prior notice period required, and (x) eligibility to company car. To the knowledge of the Company, no employee listed in Section 3.14(o) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.
(p) Consultants and Advisors. Section 3.14(p) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.
3.15 Real Property.
(a) Section 3.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, occupied and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”), and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. The Company owns no real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.
(b) Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 3.15(d) below is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Company’s knowledge, of each other Person that is a party thereto, and there is no, and the Company has not received notice of any, default by the Company (or any condition or event which, after notice or lapse of time or both, would constitute a default by the Company) under any Lease Document and, to the Company’s knowledge, there is no default under any Lease Document (or any condition or event which, after notice or lapse of time or both, would constitute a default) by any other Person that is a party thereto. The Company does not owe brokerage commissions or finder’s fees with respect to any such Leased Real Property, except to the extent that the Company may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

(c) All improvements on the Leased Real Property (i) comply with and are operated in all material respects in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there is no condemnation or appropriation proceeding, pending or, to the knowledge of the Company, threatened against any of such real property or any of the improvements thereon.
(d) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company and any other Person or to the Company’s knowledge, by and among any other Persons, claiming an interest in the interest of the Company in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.
3.16 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials, other than property disposed of since such date in the ordinary course of business consistent with past practice which is not material in nature or amount. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens, other than Permitted Liens and except as set forth in Section 3.16 of the Disclosure Schedule, and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.
3.17 Intellectual Property.
(a) Section 3.17(a) of the Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.
(b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, to its knowledge, the Company has all requisite right, title and interest in, to and under (or valid and enforceable rights under Contracts or Licenses to use) all Intellectual Property necessary to the conduct of its business as presently conducted. To the Company’s knowledge, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.17(a) of the Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License, which licensed Intellectual Property is so identified in Section 3.17(b) of the Disclosure Schedule or constitutes standard off-the-shelf shrink-wrap or click-through licensed software) and, except as otherwise disclosed in Section 3.17(b) of the Disclosure Schedule, is free and clear of all Liens (with the exception of any Permitted Liens or Liens on Intellectual Property licensed by Company from third parties). Except as set forth in Section 3.17(b) of the Disclosure Schedule, to its knowledge, the Company: (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain; and (ii) owns exclusively, and has good title to, each copyrighted work that is incorporated in any Company product (other than copyrighted works licensed to the Company by third parties, which works are so identified in Section 3.17(b) of the Disclosure Schedule or constitute standard off-the-shelf shrink-wrap or click-through licensed software) and each other work of authorship that the Company otherwise purports to own.

(c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a legal, valid and binding written (or electronic) agreement with such Person with respect thereto, enforceable in accordance with its terms, and the Company either (i) has obtained ownership of, and to its knowledge, is the exclusive owner of, all such Intellectual Property by operation of Law or by valid assignment of any such rights (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under Laws of certain foreign jurisdictions) or (ii) has obtained a License under or to such Intellectual Property. Each such agreement, assignment and License is listed in Section 3.17(c) of the Disclosure Schedule.
(d) Except pursuant to agreements listed in Section 3.17(d)(i) of the Disclosure Schedule, the Company has not transferred ownership of or granted (and is not obligated to grant) any License of or other right to use any Intellectual Property that is or was Company Intellectual Property, to any other Person. None of the Company Intellectual Property is required to be licensed under any forum, consortium or other standards body agreement. Section 3.17(d)(ii) of the Disclosure Schedule lists all forums, consortiums, standards bodies or similar organizations in which the Company currently, or has in the past participated, or been a member or to which the Company has made any disclosure or contribution of any Intellectual Property.
(e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, the Company Intellectual Property includes all the Intellectual Property used in and/or necessary for the conduct of the Company’s business as it presently is conducted, including for the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technologies and services of the Company (including products, technologies, and services currently under development), a true, correct and complete list of which is set forth in Section 3.17(e) of the Disclosure Schedule.
(f) Section 3.17(f) of the Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses other than standard off-the-shelf shrink-wrap or click-through licensed software) to which the Company is a party with respect to any Intellectual Property (other than standard agreements with developers, distributors or customers of Mochi entered into in the ordinary course of business). The Company is not party to any agreement that includes an express grant back of rights by Company to improvements created by the Company with respect to technology licensed to Company under such agreement.
(g) Section 3.17(g) of the Disclosure Schedule lists all Contracts and Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company, except for obligations in Licenses entered into in the ordinary course of business.

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, to the Company’s knowledge, the operation of the business of the Company as heretofore conducted, as presently conducted and as presently proposed to be conducted, including the Company’s design, development, distribution, marketing, manufacture, use, import, license, and sale of products, technologies and services (including products, technologies and services currently under development by the Company) does not (and did not at any time) (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any License or Contract concerning such Intellectual Property, including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”), (iii) violate any right of any Person (including any right to privacy or publicity), (iv) disclose any confidential information of the Company that is not pursuant to a confidentiality agreement or any third-party confidential information that is protected by a confidentiality agreement, or (v) constitute unfair competition or an unfair trade practice under any Law. Except as set forth in Section 3.17(h) of the Disclosure Schedule, neither the Company nor any of its representatives has received from any Person any (x) notice claiming that such operation or any act, product, technology or service of the Company (including products, technologies and services currently under development) infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law or (y) notice of third-party patent or other Intellectual Property rights from a putative or potential licensor of such rights. Without limiting the generality of the foregoing, the Company has not made any shipment of source code in violation of the terms of any agreement between the Company and any Person pursuant to which the Company has licensed technology or Intellectual Property from any Person. The Company has not brought any Action or Proceeding for infringement of Intellectual Property or breach of any License or Contract involving Intellectual Property against any Person.
(i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or the relevant foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 3.17(i) of the Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under Laws of certain foreign jurisdictions) and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to any such Intellectual Property that is Company Registered Intellectual Property in accordance with all applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in all relevant foreign jurisdictions, as the case may be.
(j) There is no Contract or License between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payment to be made or received by the Company thereunder.
(k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality or a limitation on use. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the forms set forth in or attached to Section 3.17(l) of the Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been made available to Parent or made available to Parent for review.
(m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding, settlement, or “march in” right that materially restricts, or that could reasonably be expected to materially restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may materially affect the validity, use or enforceability of such Company Intellectual Property. The Company has not developed or created any technology or Intellectual Property by or for any Governmental Entity, university, academic institution or other similar non-commercial enterprise and has not received any funding from such enterprise or otherwise have any obligation to such enterprise with respect to any Company Intellectual Property. There are no restrictions either pursuant to any private Contract or under any Law on the transferability or ownership of the Company Intellectual Property. Except as set forth in Section 3.17(m) of the Disclosure Schedule, no Company Intellectual Property is held or owned outside of the United States of America other than patents issued to the Company in a foreign jurisdiction.
(n) To the Company’s knowledge, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.
(o) Except as set forth in Section 3.17(o) of the Disclosure Schedule, neither this Agreement nor any of the transactions contemplated hereby, including the Merger or the transfer of assets from the Company to Parent or a subsidiary of Parent, will result in the grant of any right or license with respect to the Intellectual Property of Parent, the Company or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound, or subject any of them to any non-compete or other restriction with respect to their respective businesses (other than rights, licenses or restrictions with respect to Company or the Surviving Corporation that would have existed absent the transactions contemplated by this Agreement).
(p) Section 3.17(p) of the Disclosure Schedule sets forth a list of (i) all software which the Company has licensed from any third party which is used by the Company in its products or otherwise in its business (other than standard off-the-shelf shrink-wrap or click-through licensed software) and (ii) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company. The Company has all rights necessary for its current use (and had all rights necessary for the Company’s past use) of such software, “freeware” and “shareware”.
(q) The Company’s products comply in all material respects with the feature specifications and performance standards set forth in the Company’s product data sheets, if any. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company in connection with such specifications. All product performance comparisons heretofore furnished by the Company to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate in all material respects as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

(r) The Company has taken all necessary steps to protect and preserve ownership of Company Intellectual Property (excluding Intellectual Property licensed to the Company under any License; provided, however that such exclusion shall not apply where the failure to take such steps would constitute a breach of any agreement between the Company and any third party(ies)). The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that such a consultant is concurrently employed by the Company and another Person, the Company has taken additional steps to confirm that any Company Intellectual Property developed by such a consultant does not belong to such other Person or conflict with such consultant’s employment agreement with such other Person. Except as set forth in Section 3.17(r) of the Disclosure Schedule, such steps include requiring that all research and development work performed by such a consultant are performed only on the Company’s facilities or, if outside of the facilities, only using the Company’s resources.
(s) Except as set forth in Section 3.17(s) of the Disclosure Schedule, (i) no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software) into any of the Company’s products or services, (ii) no product or service of the Company is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software or uses or links to any libraries or routines that constitute Open Source Software, (iii) no Open Source Software is otherwise used by the Company, whether or not incorporated with the Company’s products or services, and (iv) the Company has not developed, acquired, licensed, used or otherwise obtained any Software that is now, or is intended by the Company in the future to be Open Source Software. To the knowledge of the Company, no third party has (i) combined, bundled, or merged Open Source Software with Company’s products or services; or (ii) used Company’s products or services to link to, shared data structures with, or make function calls to Open Source Software.
(t) Except as set forth in Section 3.17(t) of the Disclosure Schedule, to the knowledge of Company neither the product, technology or service of the Company, nor any third party product, technology or service incorporated in or otherwise distributed with a product, technology or services of the Company, contains any error, flaw, virus or other fault that would materially impair or delay the Company’s ability to distribute Company’s products, technology or services in conformance with the specifications for such products, technology or services.
(u) The Company has taken all reasonable measures and opportunities available to it to assure that, to the maximum extent permissible under safe harbors and other similar provisions of applicable law, it has no liability (including any liability for infringement of Intellectual Property rights of a third party) with respect to, or arising from, any software, technology, content, or materials distributed, licensed, or otherwise made available by the Company.

3.18 Contracts.
(a) Section 3.18(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):
(i) any employment, contractor or consulting agreement, Contract with an employee or individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization, in each case, in an amount exceeding annual payments, or exceeding an amount for any shorter period, of $50,000;
(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii) any fidelity or surety bond or completion bond;
(iv) any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;
(v) any agreement of indemnification or guaranty;
(vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;
(vii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(ix) any purchase order or Contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;
(x) any Contracts that contain “most favored nation” or preferred pricing provisions;
(xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;
(xii) any Contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company; or
(xiv) any other Contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) Each Material Contract to which the Company is a party or any of its Assets and Properties, is subject is a valid and binding agreement of the Company, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the knowledge of the Company, any other party thereto. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract to which it is or was bound, nor to the knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any breach, violation or default thereunder, nor does the Company have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. True and complete copies of each Material Contract (whether or not disclosed in the Disclosure Schedule) have been made available to Parent.
(c) The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract to which the Company is a party or any of its Assets and Properties is bound, and to the knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under such Material Contract that remain to be performed after the date hereof.
(d) There are no, and the Company has no knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its Assets and Properties subject.
(e) The Material Contracts to which the Company is a party or any of its Assets and Properties is subject that constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company sublicense to their customers are fully sublicensable without any further payment to any Person, except as identified in Section 3.18(e) of the Disclosure Schedule. Except as identified in Section 3.18(e) of the Disclosure Schedule, no royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Company Intellectual Property relating to the conduct or operation of the business of the Company or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof.
3.19 Insurance.
(a) Section 3.19(a) of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates of the policies, the annual premiums thereof, frequency of payment thereof, the due date of the next payment thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations, directors, officers or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) to the knowledge of the Company, have been issued to any other Person for the benefit of the Company. The insurance coverage provided by the policies set forth in Section 3.19(a) of the Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. Each policy listed in Section 3.19(a) of the Disclosure Schedule is, to the Company’s knowledge, valid and binding and, further, is in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 3.19(a) of the Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company, are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

(b) Section 3.19(b) of the Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company in the two (2) years immediately preceding the date of this Agreement. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 3.19(b) of the Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has, in its reasonable judgment, in light of its business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.
3.20 Affiliate Transactions.
(a) Except as set forth in Section 3.20(a) of the Disclosure Schedule: (i) there is no Contract or Liability between the Company, on the one hand, and (A) any current or former officer, director, shareholder, or to the Company’s knowledge, any Affiliate or Associate of the Company or (B) any Person who, to the Company’s knowledge, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand; (ii) the Company does not provide or cause to be provided any asset, service or facility to any such current or former officer, director, employee, security holder, Affiliate or Associate, including loans relating to the purchase of any security; (iii) no such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company; and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.
(b) Each of the Contracts and Liabilities listed in Section 3.20(a) of the Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s- length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest was approved by a majority of the disinterested members of the Board of Directors of the Company and/or shareholders of the Company, as the case may be, in accordance with applicable Law.
3.21 Accounts Receivable. The accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Interim Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) to the Company’s knowledge, are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.22 Other Negotiations; Brokers; Third Party Expenses. Neither the Company nor any of its officers, directors, employees, agents, or, to the knowledge of the Company, any of its shareholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) has entered into (a) any Contract that conflicts with any of the transactions contemplated by this Agreement, or (b) any Contract or had any discussions with any Person regarding any transaction involving the Company which could reasonably be expected to result in Parent, the Company or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to such Person as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, the Company has not signed, entered into or otherwise become or agreed to become bound by any engagement letter or similar agreement or ever signed by or on behalf of the Company with any investment bank, business broker or financial advisor other than the agreement entered into with China e-Capital set forth in Section 3.22(a) of the Disclosure Schedule. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based on arrangements made by or on behalf of the Company other than the amounts to be owed to China e-Capital as set forth in Section 3.22(a) of the Disclosure Schedule. Section 3.22(a) of the Disclosure Schedule sets forth all Contracts with respect to, and the Company’s best estimate of, all third party expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (such expenses, whether or not set forth in Section 3.22(a) of the Disclosure Schedule, the “Third Party Expenses”). As used herein, “Excess Third Party Expenses” shall mean the amount by which the Third Party Expenses exceed $2,500,000.
3.23 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company, any acquisition of Assets and Properties by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
3.24 Environmental Matters. (a) There are no Hazardous Materials in, on, or under any properties currently owned or leased by the Company or its Subsidiaries, and (b) the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law. The Company and its Subsidiaries have made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has been and currently is in compliance in all material respects with all applicable Environmental Laws.
3.25 Approvals.
(a) Section 3.25(a) of the Disclosure Schedule sets forth a list of all material Approvals of Governmental Entities relating to the business conducted by the Company which are required to be given by the Company to or obtained by the Company from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b) Section 3.25(b) of the Disclosure Schedule sets forth a list of all material Approvals which are required to be given by the Company to or obtained by the Company from any and all Persons other than Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement.
(c) The Company has obtained all material Approvals from Governmental Entities necessary to the conduct of the business of the Company as heretofore and presently conducted; there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals; and each such Approval required for the conduct of the business of the Company as presently conducted is in full force and effect. All material Approvals from Governmental Entities necessary to the conduct of the business of the Company as presently conducted are listed in Section 3.25(c) of the Disclosure Schedule.
(d) Other than the Initial Shareholder Approval, no other votes of the holders of any shares of the Company Capital Stock are required to adopt and approve this Agreement and approve the Merger. The Company will obtain the Initial Shareholder Approval, and deliver true and correct copies thereof to Parent, immediately following the execution of this Agreement.
3.26 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of Delaware Law, is applicable to the Merger or any of the transactions contemplated by this Agreement.
3.27 Consent Solicitation. All information furnished on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 6.6 hereof, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
3.28 Hart-Scott-Rodino. The Company (a) is its own “ultimate parent entity” as defined under 16 C.F.R. 801.1 and the Hart-Scott-Rodino Act, (b) had less than $12,000,000 of revenue in its last completed fiscal year, and (c) has total assets less than $12,000,000 as shown on its most recent regularly-prepared balance sheet (including unaudited statements).
3.29 Disclosure. To the knowledge of the Company, no representation or warranty made by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Each of Parent and Sub hereby represents and warrants to the Company, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
4.1 Organization and Standing. Parent is company limited by shares duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed or in good standing would have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further corporate action is required on the part of Parent and Sub to authorize the execution of delivery of the Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Parent and Sub, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
4.3 Consents. No Approval of any Governmental Entity or any other Person is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such Approvals as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such Approvals that, if not obtained or made, would not have a Parent Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.
4.4 Capital Resources. Parent has and, at the Effective Time, will have, sufficient cash resources to pay the Per Share Amounts payable pursuant to Section 2.6(a)(i) hereof.
4.5 No Conflict. The execution and delivery by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a conflict under (a) any provision of the organizational documents of Parent or Sub, or (b) any Law or Order applicable to Parent or Sub or any of their Assets and Properties.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof or the Effective Time (the “Pre-Closing Period”), the Company agrees to conduct the business of the Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 5.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and to preserve intact the present business organization of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving substantially unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. The Company shall not, without the prior written consent of Parent (which consent, with respect to clauses (b), (c), (d), (e), (f), (l), (r), (aa) and, solely with respect to the foregoing, (bb) of this Section 5.1, shall not be unreasonably withheld), which consent is to be requested in accordance with Section 5.3 hereof:
(a) cause or permit any modifications, amendments or changes to its certificate of incorporation or bylaws;

(b) undertake any expenditure, transaction or commitment not in the ordinary course of business consistent with past practice and exceeding $10,000 individually or $50,000 in the aggregate;
(c) pay, discharge, waive or satisfy, in an amount in excess of $10,000 in any one case, or $50,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) liabilities reflected or reserved against in the Interim Financial Statements, (ii) claims, liabilities, rights or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) incurred or to be incurred in the ordinary course of business or (iii) liabilities incurred in connection with the transactions contemplated hereby, which amounts shall be deemed Third Party Expenses;
(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;
(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) except in accordance with the agreements evidencing Company Options or Company Common Stock or pursuant to the conversion rights of the Company Preferred Stock;
(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
(i) sell, lease or otherwise dispose of any of the assets or properties of the Company or grant any security interest in any of its properties or assets;
(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of their businesses, properties or assets;
(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options or conversion of outstanding Company Preferred Stock;
(o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) license any material Intellectual Property, license any Intellectual Property to be incorporated into any product of the Company, or purchase any Intellectual Property, or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, except, in each case, in the ordinary course of business consistent with past practice (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) propose or consent to any change to pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;
(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company, except, in each case, in the ordinary course of business consistent with past practice on the Company’s standard terms and conditions as disclosed to Parent prior to the date hereof;
(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
(r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;
(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;
(t) grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;
(u) adopt or amend the Option Plan, enter into or amend any employee agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 5.1(u) of the Disclosure Schedule or to meet the requirements of applicable Law or as required by this Agreement;

(v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement, outside the ordinary course of business consistent with past practice;
(w) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock;
(x) hire, offer to hire or terminate any employees, or encourage or otherwise cause any employees to resign from the Company;
(y) promote, demote, terminate or otherwise change the employment status or titles of any employee;
(z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(aa) cancel, amend or renew any insurance policy; or
(bb) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
5.2 No Solicitation.
(a) During the Pre-Closing Period, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, shareholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties, assets or technologies of the Company (other than inventory or licenses in the ordinary course of business of the Company), or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”); (ii) disclose any confidential information concerning the business, technologies or properties of the Company, or afford to any Person access to its or their respective properties, technologies, books or records, in either case in furtherance of an Acquisition Proposal; (iii) assist or cooperate with any Person in connection with an Acquisition Proposal; or (iv) enter into any agreement with any Person relating to an Acquisition Proposal, and shall provide copies of all writings provided by such Person in connection with such Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above.

(b) The Company shall notify Parent as promptly as practicable (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and the terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of Company shall be deemed to be a breach of this Agreement by Company.
5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to each of the following individuals:
Diana Li
Telephone: +86 (21) 5050-4740
E-mail address: diana@shandagames.com
Thomas Yih
Telephone: +86 (21) 5050-4740, extension 8709
Email address: thomas@shandagames.com
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Access to Information. Until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access at reasonable times to (a) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. Any access to the Company’s offices will be subject to the Company’s reasonable security measures and insurance requirements. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of Confidentiality and Non-Disclosure Agreement between Parent and the Company dated as of December 10, 2009 (the “Confidentiality Agreement”). Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Confidentiality Agreement. The Company further acknowledges that the ADSs are publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the ADSs or the Parent Ordinary Shares in violation of applicable securities laws.
6.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and Nasdaq rules.
6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary Approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock, any business, or any Assets and Properties of Parent, its Subsidiaries or Affiliates, or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates, or the Company, to conduct their respective businesses or own any capital stock or Assets and Properties or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates, or the Company, under any Law or order other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.
6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time; and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Shareholder Approval.
(a) Immediately following the execution of this Agreement, the Company shall deliver to Parent an action by written consent, in a form reasonably acceptable to Parent, executed by each of the persons listed on Schedule 6.6(a) representing the Initial Shareholder Approval.
(b) Following the execution of this Agreement, the Company shall solicit the written consent of the remaining shareholders of the Company to approve and adopt the Agreement and approve the Merger (the “Final Shareholder Approval”). In connection with such shareholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement (the “Information Statement”) for the purpose of soliciting the written consent of the shareholders of the Company. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The Board of Directors of the Company shall recommend to the shareholders of the Company that such shareholders approve and adopt the Agreement and approve the Merger and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the shareholders in the opinion of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or Associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.
6.7 Board and Shareholder Approval. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, nor shall the Board of Directors of the Company encourage or solicit the shareholders of the Company to alter, modify, change or revoke their approval of this Agreement, the Merger and the transactions contemplated hereby.
6.8 Merger Notification.
(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable shareholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable Law.
(b) The Company and Parent (and/or any applicable shareholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.8(a), and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.8.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
6.9 Consents. The Company shall use commercially reasonable best efforts to obtain all Approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such Approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same to the extent they are Excess Third Party Expenses.
6.10 Section 280G. The Company shall promptly submit to the shareholders of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of Company shareholders as is required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code, any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Internal Revenue Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to reasonable review and approval by Parent), such that payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G of the Internal Revenue Code and the regulations thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote.
6.11 Spreadsheet. The Company shall deliver to Parent and the Payment Agent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) in form and substance as reasonably agreed upon by Parent and Shareholder Representative, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing. The Spreadsheet shall include, among other things, the following information: all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons, the respective certificate numbers, the date of acquisition of such shares, the Escrow Amount to be placed in escrow pursuant to Section 2.6(a)(ii) or, with respect to the Founders, pursuant to the Stock Consideration Agreements, the Pro Rata Portion, the amount of Merger Cash to be paid to each holder at Closing, and such other information relevant thereto which Parent or the Payment Agent may reasonably request, as well as all information reasonably requested by Parent relating to all outstanding Company Options. The Spreadsheet shall be reasonably satisfactory to Parent.

6.12 RSU Grants. As soon as reasonably practicable following the Closing, Parent shall grant restricted stock units (“RSUs”) with an aggregate value equal to the Restricted Stock Unit Value at the time of grant based on the Trading Price, to certain employees of the Company, such employees to be determined by the Company prior to the Closing in consultation with the Parent. The terms of the RSUs shall provide for, among other things, that 1/4 of the RSUs shall vest on the first four anniversaries of the Closing Date, subject to the grantee’s continued employment with the Sub or Parent.
6.13 Indemnification of Officers and Directors.
(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s certificate of incorporation or bylaws, indemnification agreements or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s certificate of incorporation and bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Parent Indemnified Party (as defined below) pursuant to Article VIII of this Agreement. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.
(b) The provisions of this Section 6.13 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.13 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.
(c) Prior to the Closing, the Company shall purchase a six year “tail” policy to maintain directors’ and officers’ liability insurance, covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof in an amount and on terms as favorable as to coverage and amount in the aggregate, as under those policies in effect on the date of this Agreement and applicable to the current directors and officers of the Company. The cost of such “tail” policy shall be deemed Third Party Expenses.

ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:
(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
(b) Governmental Approval. All Approvals from any Governmental Entity relating to the transactions contemplated by this Agreement shall have been obtained.
7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company and the Founders in this Agreement (other than the representations and warranties as of a specified date, each of which shall be true and correct as of such date), (A) shall have been true and correct on the date they were made in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), and (B) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date except to the extent the failure of such representations and warranties to be so true and correct has not had, and would not be reasonably expected to have a Company Material Adverse Effect and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
(b) No Material Adverse Effect. Since the Interim Financial Statement Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.
(c) Shareholder Approval. The Initial Shareholder Approval and the Final Shareholder Approval remain valid and in effect such that no votes of the holders of any shares of the Company Capital Stock are required to adopt and approve this Agreement and approve the Merger.
(d) 280G Payments. With respect to any payments and/or benefits that Parent reasonably determines may constitute a Section 280G Payment, the shareholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Internal Revenue Code, any such Section 280G Payments, or (ii) shall have voted upon and disapproved such payments and/or benefits and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent shall not have any liabilities with respect to any Section 280G Payments.
(e) Dissenters’ Rights. No more than ninety five percent (95)% of the outstanding shares of Company Capital Stock shall be held by shareholders of the Company that have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(f) Litigation. There shall be no Action or Proceeding of any nature pending, or overtly threatened, against Parent, the Company, their respective Assets and Properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 7.1(a) hereof, that is reasonably likely to materially and adversely affect the consummation of the Merger.
(g) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the directors of the Company effective as of the Effective Time in a form acceptable to Parent.
(h) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit B.
(i) Spreadsheet. Parent and the Payment Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.11, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer of the Company.
(j) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
(i) the condition set forth in Section 7.2(a) has been satisfied; and
(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
(k) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company’s current certificate of incorporation and bylaws, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder, were unanimously approved by the Board of Directors) and (iii) that the shareholders of the Company constituting the Final Shareholder Approval have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.
(l) Certificate of Good Standing. Parent shall have received a certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.
(m) FIRPTA Certificate. Parent shall have received a copy of a customary FIRPTA compliance certificate for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), in form and substance satisfactory to Parent, validly executed by a duly authorized officer of the Company.
(n) Founder Stock Consideration Agreements. Each Founder shall have executed and delivered to Parent a Stock Consideration Agreement in the form attached hereto as Exhibit A.

(o) No Action of Divestiture. There shall not have been any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would constitute an Action of Divestiture.
7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, each of which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, in each case in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), and (ii) each of Parent and Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date.
(b) Certificate of Parent. The Company shall have received a certificate from Parent, validly executed by an officer of Parent for and on Parent’s behalf, to the effect that, as of the Closing:
(i) the condition set forth in Section 7.3(a) has been satisfied; and
(ii) Parent and Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by Parent and Sub as of the Closing.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
8.1 Survival of Representations and Warranties.
(a) The representations and warranties of the Company and the Founders set forth in this Agreement, or in the certificate delivered pursuant to Sections 7.2(j) or 7.2(k) of this Agreement, shall survive the Closing and the Effective Time for a period of twelve (12) calendar months following the Closing Date (the “Survival Date”), except with respect to claims based on fraud, for which such period shall only terminate upon expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the Survival Date, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
(b) The representations and warranties of Parent and Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Effective Time.
(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2 Indemnification.
(a) By virtue of the consummation of the Merger, the Shareholders agree to severally (and not jointly) indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of: (i) any breach or inaccuracy of a representation or warranty by the Company or the Founders contained in this Agreement or the certificates delivered by or on behalf of the Company pursuant to Sections 7.2(j) or 7.2(k) of this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “knowledge” contained therein); (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement; (iii) any fraud in connection with this Agreement or the certificates delivered by or on behalf of the Company pursuant to Sections 7.2(j) or 7.2(k) of this Agreement; (iv) any payment or consideration arising under any Approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time; (v) any failure of the Spreadsheet to be true and correct in all respects; (vi) any Dissenting Share Payments, to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made; and (vii) any Excess Third Party Expenses which were not included in the calculation of the Aggregate Consideration Amount at the time of Closing. The Shareholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
(b) Any Person committing fraud in connection with this Agreement or any certificate delivered pursuant to this Agreement, or who has knowledge of such fraud being committed, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud committed by such Person (or who has actual knowledge of such fraud being committed).
(c) Subject to Section 8.2(b) and Section 8.3(b), the Shareholders shall be severally and not jointly liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, arising out of any fraud in connection with this Agreement or the certificates delivered by or on behalf of the Company pursuant to Sections 7.2(j) or 7.2(k) of this Agreement.
8.3 Maximum Payments; Remedy.
(a) Except as set forth in Sections 8.3(b) and 9.2 hereof, following the Closing:
(i) recovery from the Escrow Fund (and in the case of the Founders, the forfeiture of the Holdback Shares) shall be the sole and exclusive right and remedy for any Losses arising out of any and all claims relating to the subject matter of this Agreement;

(ii) the maximum amount an Indemnified Party may recover from a Shareholder individually pursuant to the indemnity set forth in Section 8.2(a) hereof for Losses shall be limited to such Shareholder’s Pro Rata Portion of the amounts held in the Escrow Fund (and, in the case of the Founders, the forfeiture of the Holdback Shares);
(iii) no indemnification payment by the Shareholders with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) and arising out of or resulting from the causes enumerated in Section 8.2(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $100,000, after which time the Shareholders shall be liable in full for all indemnifiable Losses (excluding the first $100,000).
(b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of any fraud by or on behalf of the Company or any Shareholder in connection with this Agreement or the certificates delivered pursuant to Sections 7.2(j) or 7.2(k) of this Agreement, each Shareholder shall be liable for all such Losses up to the full amount of the Aggregate Consideration Amount payable to such Shareholder, provided that nothing in this Agreement shall limit the liability of any Person (including any Shareholder) for any such Losses if such Person perpetrated such fraud or had actual knowledge of such fraud being committed, and nothing in this Agreement shall prevent or limit any right of other Shareholders for contribution from any other Shareholder who perpetrated such fraud.
(c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
(d) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Shareholder in the event that Parent pays more consideration to any Shareholder than such Shareholder is entitled pursuant to Article II of this Agreement.
(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.
8.4 Means of Indemnification.
(a) Procedures for Claims for Indemnification.
(i) Each claim for indemnification by an Indemnified Party pursuant to the terms of this Article VIII shall be made only in accordance with this Section 8.4.
(ii) Officer’s Certificate. At any time on or prior to the date that is 14 days following the Survival Date (the “Claim Deadline Date”), an Indemnified Party may make an indemnification claim pursuant to this Agreement by delivering a certificate (an “Officer’s Certificate”) to the Shareholder Representative, with a copy to the Escrow Agent (i) stating that an Indemnified Party has paid, sustained, incurred, properly accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was paid, sustained, incurred, or properly accrued (in accordance with GAAP), or the basis for such reasonably anticipated Loss(es); and (iii) the basis for indemnification under this Article VIII to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, breach of warranty or covenant to which such item is related) and (iv) the amount of the Founders’ combined Pro Rata Portion of such indemnification claim (the “Founder’s Indemnification Portion”).

(iii) Objection Notice. Following the receipt of an Officer’s Certificate, the Shareholder Representative, on behalf of the Shareholders, shall have fifteen (15) Business Days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to Parent, with a copy to the Escrow Agent. In the event that the Shareholder Representative shall fail to object to any item or amount set forth in an Officer’s Certificate by delivering to Parent an Objection Notice within the foregoing ten (15) Business Day period, such failure shall be an irrevocable acknowledgement and be deemed to be an agreement by the Shareholder Representative and the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in the Officer’s Certificate and upon the expiration of such fifteen (15) Business Day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to Parent or its designated Indemnified Party an amount of cash equal to (i) any item(s) and amount(s) that the Shareholder Representative is deemed to have acknowledged and agreed to pursuant to this Section 8.4(a)(iii) minus (ii) the applicable Founder’s Indemnification Portion.
(iv) Resolution of Conflicts; Arbitration.
(1) In the event that the Shareholder Representative shall have objected to any item(s) or amount(s) set forth in any Officer’s Certificate pursuant to Section 8.4(a)(iii), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
(2) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with a third party, in which event arbitration shall not be commenced with respect to the amount of any potential award or settlement amount in such pending litigation (without limiting an Indemnified Parties’ right to claim and recover amounts incurred or accrued by the Indemnified Parties in defense of a Third Party Claim) until such amount is ascertained pursuant to an award or settlement of such pending litigation or if Parent and the Shareholder Representative agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative and not affiliated with either party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar day period, Parent and the Shareholder Representative shall each select one arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. If either party fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the party that did not fail to select an arbitrator during such period.

(3) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Shareholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable and following receipt of such award, judgment, decree or order, the Escrow Agent shall promptly release from the Escrow Fund and deliver to Parent an amount of cash equal to (i) the amount that Parent is entitled to pursuant to such award, judgment, decree or order minus (ii) the applicable Founder’s Indemnification Portion.
(4) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 8.4(a)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Shareholders or any Indemnified Parties under this Article VIII with respect to claims made against the Escrow Fund.
(5) This Section 8.4(a)(iv) shall not apply to claims against the Escrow Fund made in respect of any Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payment been made (an “Agreed-Upon Loss”).
(v) Agreed-Upon Losses. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Shareholder Representative hereby authorizes the Escrow Agent to pay from the Escrow Fund all such amounts equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the fifteen (15) Business Day period set forth in this Section 8.4(a)(iii).
(b) Third-Party Claims. In the event Parent becomes aware of a third party claim or other circumstance (other than a claim or circumstance that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative of such claim or circumstance, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that Parent will conduct any defense and/or settlement of any Third Party Claim in good faith. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim by providing Shareholder Representative prompt notice of such election; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund or the Shareholders, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 8.4(a) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss. Claims against the Total Escrow Amount made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(a)(v) above.

8.5 Escrow Arrangements.
(a) Escrow Fund. The Escrow Fund shall constitute security for the indemnification obligations provided for in this Article VIII and shall be available to compensate the Indemnified Parties for any claims made by such parties for any Losses paid, sustained, suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing until 11:59 p.m., Pacific Time, on the Claim Deadline Date (the “Escrow Period”) and the Escrow Agent shall, subject to the terms hereof, promptly distribute the funds then held in the Escrow Fund to the Shareholders following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount necessary in the good faith, reasonable judgment of Parent to satisfy any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative during the Escrow Period and any such amount shall not be distributed to the Shareholders at such time; provided that as soon as all such Unresolved Claims have been resolved and all amounts to which the Indemnified Parties are entitled have been distributed to the Indemnified Parties, the Escrow Agent shall promptly deliver to the Shareholders that portion of the remaining Escrow Fund, if any. Deliveries of the amounts held in the Escrow Fund to the Shareholders pursuant to this Section 8.5 shall be made in proportion to their respective Pro Rata Portions of the amounts remaining in the Escrow Fund, with the amount delivered to each Shareholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up), it being understood that no amounts held in the Escrow Fund shall be distributed to the Founders.
(c) Protection of Escrow Fund.
(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as an escrow fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of Section 8.4 Section 8.5 and Section 8.6, as applicable and only pursuant to their terms.
(ii) The Escrow Agent is hereby directed to deposit and invest the Escrow Funds in the U.S. Bank Money Market Deposit Account. The parties hereto acknowledge that the U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank. U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates currently offered on the accounts are determined at U.S. Bank’s discretion and may be tiered by customer deposit amount. The owner of the accounts is U.S. Bank as escrow agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Each account is insured by the Federal Deposit Insurance Corporation as determined under FDIC Regulations, up to applicable FDIC limits. Any and all interest earned on the Escrow Fund after the deposit shall be added to the Escrow Fund and shall become a part thereof. Escrow Agent shall thereafter hold, maintain and utilize the Escrow Fund pursuant to the terms and conditions of this Agreement. The letter of transmittal delivered to the Shareholders pursuant to Section 2.8 shall include a Form W-9 or original W-8 IRS tax form which shall be provided to the Escrow Agent prior to the disbursement of interest and the Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and State laws. A statement of citizenship will be provided if requested by Escrow Agent. Escrow Agent shall not be responsible for maximizing the yield on the Escrow Fund. Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment. For tax reporting and withholding purposes, and consistent with Proposed Treasury Regulation Section 1.468B 8(c), Parent shall be treated as the owner of the cash in the Escrow Fund and shall be liable and responsible for any Taxes due with respect to such income; provided, however that interest earned on the Escrow Fund is intended to qualify for the “portfolio interest” exemption from U.S. federal withholding tax. Upon the release of any portion of the Escrow Fund to the Shareholders, a portion of such amount paid from the Escrow Fund shall be treated as interest under the imputed interest rules of the Code. The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.
(d) Escrow Agent’s Duties.
(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations of another Person, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.
(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and all amounts held in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages, except for gross negligence or willful misconduct on the part of the Escrow Agent. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
(e) The parties and their respective successors and assigns agree severally, but not jointly, to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Escrow Fund; provided, however, that in the event any Shareholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Shareholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Shareholder’s Pro Rata Portion of the Escrow Fund.
(f) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(g) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid 50% by Parent and 50% from the Escrow Fund and such fee shall be based in accordance with the standard fee schedule of the Escrow Agent, attached hereto as Exhibit C. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.
(h) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.
(i) Disclosure. The parties hereto hereby agree not to use the name of U.S. BANK NATIONAL ASSOCIATION to imply an association with the transaction other than that of a legal escrow agent.
(j) Pro Rata Portions. For purposes of calculating the Pro Rata Portions referenced in this Article VIII, in the absence of mutual written instructions to the contrary by Parent and the Shareholder Representative, the Escrow Agent shall be entitled to rely on the amount of the Pro Rata Portions set forth in the Spreadsheet.
8.6 Shareholder Representative.
(a) By virtue of the approval of the Merger and this Agreement by the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint Shasta Ventures II, L.P. as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to agree to the adjustment (if any) of the Aggregate Consideration Amount pursuant to the terms of the Article VIII, to authorize deductions from the Escrow Fund and a proportionate forfeiture of the Founder’s Holdback Shares pursuant to the Stock Consideration Agreements, in satisfaction of claims by any Indemnified Party, to object to the foregoing adjustments or payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party, any dispute between any Indemnified Party and any such Shareholder, any dispute relating to the Company Assumed Liabilities Report, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (1) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, or (2) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Total Escrow Amount agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Total Escrow Amount. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund (and the Founders agree to pay the Shareholder Representative their Pro Rata Portion of such amount) prior to any distribution to the Shareholders, and prior to any such distribution, shall deliver to Parent and the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred and the amount in cash to be distributed as satisfaction of such expenses. The Escrow Agent shall be entitled to rely upon such certificate and shall have no duty to investigate or confirm its accuracy. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 and Section 9.5 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. Parent, Sub and Payment Agent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
9.1 Termination. Subject to Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
(a) by mutual agreement of the Company and Parent;
(b) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered Law or Order which is in effect and which has the effect of making the Merger illegal;
(c) by Parent if neither it nor Merger Sub is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Founders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company;
(d) by the Company if none of the Company or the Founders is in material breach of its respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; or

(e) by Parent or the Company if the Closing Date shall not have occurred by April 1, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement.
9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that Parent and the Company shall remain liable for any knowing, intentional or willful breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 6.2, 6.3, and 9.3 hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.
9.3 Fees and Expense. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is not consummated. The parties hereby agree that all fees and expenses to be paid to China e-Capital shall be deemed Third Party Expenses.
9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.
9.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE X
GENERAL PROVISIONS
10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:
(a) if to Parent or Sub, to:
Shanda Games Limited
No. 1 Intelligent Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
People’s Republic of China
Attn: Chief Executive Officer
Telephone: 86-21-5050-4740
Facsimile: 86-21-5080-5132
with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Carmen Chang
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811
(b) if to the Company or the Shareholder Representative, to:
Mochi Media, Inc.
611 Mission Street, 5th Floor
San Francisco, California
Attention: Jameson Hsu
Telephone No.:
Facsimile No.:
and
SHASTA VENTURES II, L.P.
2440 Sand Hill Road, Suite 300
Menlo Park, CA 94025
Attn: Austin Grose
Tel: 650-543-1700
Fax: 650-543-1799
with a copy to:
Gunderson Dettmer
1200 Seaport Blvd.
Redwood City, CA 94063
Attention: David Van Horne
Telephone No.: (650) 321-2400
Facsimile No.: (650) 321-2800

(c) if to the Escrow Agent, to:
U.S. Bank National Association
Attention: Bridget Greiber
EP MN WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107
Telephone No.: (651) 495-3725
Facsimile No.: (651) 495-8087
with a copy to:
U.S. Bank National Association
Attention: Kyle J. Lunde
1420 5th Ave, Ste 700
Seattle, Washington 98101
Telephone No.: (206) 344-4677
Facsimile No.: (206) 344-4630
10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
10.3 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) except as otherwise provided in Section 6.13 and Article VIII herein, are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.5 Other Remedies. Except as otherwise expressly set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to the terms of Article VIII with respect to the resolution of indemnification claims, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court and any appellate court thereto in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Article VIII with respect to the resolution of indemnification claims, each party agrees not to commence any legal proceedings related hereto except in such courts.
10.7 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.
10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Founders, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

SHANDA GAMES LIMITED
By:
Name:
Title:

M ACQUISITION CORPORATION
By:
Name:
Title:

MOCHI MEDIA, INC.
By:
Name:
Title:

FOUNDER

JAMESON HSU

FOUNDER

BOB IPPOLITO
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

SHAREHOLDER REPRESENTATIVE SHASTA VENTURES II, L.P.
By:
Name:
Title:

ESCROW AGENT US BANK NATIONAL ASSOCIATION
By:
Name:
Title:
SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

Exhibit C
Schedule of Fees for Services as
Escrow Agent